EXHIBIT 4.1

Technical, Financial and Operational Assistance Service agreement between
TGS and Pampa Energía S.A.

Autonomous City of Buenos Aires, December 26, 2017

Mr. President of
PAMPA ENERGÍA S.A.
Marcos Marcelo Mindlin
Maipú 1 Autonomous City of Buenos Aires

Re: Technical, Financial and Operational Assistance Service

Dear Sirs,

We are pleased to address you in our capacity as attorneys in fact for Transportadora de Gas del Sur S.A. (“TGS”) to request from Pampa Energía S.A. (“PAMPA”) the provision of a Technical, Financial and Operational Assistance Service (“SATFO”) as Technical Operator to TGS, during a three (3) years term as from next December 28, 2017 under the terms and conditions set out in the Annex.

This letter shall be deemed tacitly accepted by PAMPA if during the 48 hours after receiving this letter, PAMPA issues of an invoice in an amount of US Dollars 1.000 as an advance payment for provision of the service as requested.

Without any further notice, we remain,

Very truly yours,

Alejandro Basso	Hernán Diego Flores Gomez
Attorney in fact	Attorney in fact

SIGNATURE

Pursuant to the requirements of Section 12 of the U.S. Securities Exchange Act of 1934, as amended, the registrant hereby certifies that it meets all of the requirements for filing this Annual Report on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

TRANSPORTADORA DE GAS DEL SUR S.A.
(Registrant)
By:

/s/ Javier Gremes Cordero
Name:	Javier Gremes Cordero
Title:	Chief Executive Officer

/s/ Alejandro M. Basso
Name:	Alejandro M. Basso
Title:	Chief Financial Officer and
Services Vice President

Dated: April 25, 2019